Exhibit 8.2

[WLRK LETTERHEAD]

April 9, 2013

NYSE Euronext

11 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of IntercontinentalExchange Group, Inc., a Delaware corporation and a wholly owned subsidiary of ICE (“Parent”), including the joint proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 19, 2013, by and among NYSE Euronext, a Delaware corporation (“NYSE Euronext”), IntercontinentalExchange, Inc., a Delaware corporation (“ICE”), Parent, Braves Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Baseball Merger Sub LLC, a Delaware limited liability company that is a direct, wholly owned subsidiary of Parent.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, and (iii) Parent, ICE and NYSE Euronext and their respective subsidiaries will treat the transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected

Based upon the foregoing, we hereby confirm that, subject to the assumptions, limitations, exceptions and qualifications set forth herein and therein, the section of the Registration Statement entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS—Federal Income Tax Consequences of the NYSE Euronext Merger” constitutes our opinion as to the material U.S. federal income tax consequences of the NYSE Euronext merger (as defined in the Registration Statement) (or, in the event the NYSE Euronext merger is restructured in the manner described in the Registration Statement, the NYSE Euronext merger and the ICE merger (each as defined in the Registration Statement), taken together) to U.S. holders of NYSE Euronext common stock.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Parent, ICE or NYSE Euronext of any such change or inaccuracy that may occur or come to our attention

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen Katz